UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 29, 2018 (October 4, 2018)

WESTWOOD HOLDINGS GROUP, INC.
(Exact name of registrant as specified in charter)

Delaware	001-31234	75-2969997
( State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Crescent Court, Suite 1200
Dallas, Texas 75201
(Address of principal executive offices)

(214) 756-6900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
On October 4, 2018, Westwood Holdings Group, Inc. (“Westwood” or the “Company”) filed a Current Report on Form 8-K (the “Initial 8-K”) to report the appointment of Murray “Terry” Forbes III to serve as the Company’s Senior Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer, effective November 1, 2018. This Amendment No. 1 (this “Amendment”) is being filed to amend and supplement Item 5.02 of the Initial 8-K to include the terms of Mr. Forbes’ compensation, which were approved by the Board of Directors (the “Board”) on October 23, 2018.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 23, 2018, the Board approved the following compensation package for Mr. Forbes:

•	Annual base salary of $225,000, effective November 1, 2018; and

•	Target annual variable compensation bonus opportunity of $300,000, split between cash and shares of Company stock.
In addition, as Chief Financial Officer, Mr. Forbes is eligible to participate in all compensation and incentive plans that are available to the Company’s employees generally, including (i) annual cash incentive awards approved by the Compensation Committee of the Board (the “Committee”), (ii) long-term equity incentive awards granted pursuant to the Company’s Fifth Amended and Restated Stock Incentive Plan, as approved by the Committee, and (iii) employee and post-retirement benefits, including under the Company’s Westwood Holdings Group, Inc. Savings Plan.
There is no written employment agreement with Mr. Forbes; however, Mr. Forbes and the Company entered into an Employee Confidentiality and Non-Compete Agreement effective November 1, 2018 (the “Agreement”). The Agreement provides that Mr. Forbes may terminate his employment with the Company upon six months’ prior written notice, and that in the event he is terminated by the Company without cause or is terminated in connection with a change in control, the Company will continue to pay his then regular cash compensation for six months, along with a cash payment equal to his prior year cash bonus multiplied by the percentage of the calendar year he was employed by the Company prior to the termination date. At the Company's discretion, these payments may be made in one lump sum. In addition, the Agreement contains a non-competition provision that prevents Mr. Forbes, for one year following his termination for any reason, from providing investment advisory services or investment management services to any person or entity in the United States that is or was a client of the Company with whom he did business and/or had personal contact while employed with the Company. The Company can also elect to prevent Mr. Forbes, for six months following his termination for any reason, from providing investment advisory services or investment management services to any person or entity in competition with the Company’s investment services or from joining or participating in any United States based entity that offers services or products that compete with the Company. In the event the Company makes such election, the Company must continue to pay Mr. Forbes his then regular cash compensation (excluding bonuses and/or other incentives) for six months following his termination in addition to any other payments to which he may be entitled to under the Agreement. The Agreement also includes a customary non-solicitation provision that runs for two years following Mr. Forbes’ termination for any reason.
The foregoing summary is qualified in its entirety by reference to the text of the Agreement, which is attached as an exhibit to this report.
There are no family relationships between any of the Company’s directors or officers and Mr. Forbes.
Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Employee Confidentiality and Non-Compete Agreement, effective November 1, 2018, between the Company and Murray “Terry” Forbes III

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTWOOD HOLDINGS GROUP, INC.
Date: October 29, 2018	By:	/s/ Brian O. Casey
Brian O. Casey
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employee Confidentiality and Non-Compete Agreement, effective November 1, 2018, between the Company and Murray “Terry” Forbes III